� emergent biosolutions® Emergent BioSolutions Statement on Status of its Response to FDA Observations Related to the Company's Baltimore Bayview Facility May 12, 2021 GAITHERSBURG, Md., May 12, 2021 - At Emergent (NYSE: EBS), we have responded to FDA's observations with a comprehensive quality enhancement plan. We have already started making improvements and we are fully committed to making the necessary short- and long-term enhancements to meet or exceed FDA's standards. We continue to have constructive, on-going dialogue with the FDA and Johnson & Johnson as we work on the path forward to release drug substance currently under evaluation and to resume production. Our focus is on doing our part to help strengthen the global supply chain for Johnson & Johnson's COVID-19 vaccine.